Exhibit 99.1

GSI Technology, Inc. Reports Fourth-Quarter Fiscal 2015 Results

SUNNYVALE, CA -- (Marketwired - May 07, 2015) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its fourth fiscal quarter and fiscal year ended March 31, 2015.

For the year, the Company reported a net loss of $(5.0) million, or $(0.20) per diluted share, on net revenues of $53.5 million, compared to a net loss of $(6.2) million, or $(0.23) per diluted share, on net revenues of $58.6 million in the fiscal year ended March 31, 2014. Gross margin was 47.0% compared to 44.6% in the prior year.

Total operating expenses in fiscal 2015 were $31.2 million compared to $31.9 million in fiscal 2014. Research and development expenses were $11.9 million in fiscal 2015, compared to $13.1 million in the prior fiscal year, and selling, general and administrative expenses, which included litigation-related expenses, were $19.2 million compared to $18.8 million in fiscal 2014.

Litigation-related expenses in fiscal 2015 were $8.6 million, down from $8.7 million in fiscal 2014. The litigation-related expenses again were primarily associated with pending patent infringement and antitrust litigation involving Cypress Semiconductor, but also included expenses incurred in connection with unrelated commercial and trade secret litigation in which the Company is the plaintiff.

The Company reported a net loss of $(2.7 million), or $(0.12) per diluted share, on net revenues of $13.1 million for the fourth quarter of fiscal 2015, compared to a net loss of $(5.4 million), or $(0.20) per diluted share, on net revenues of $12.8 million in the fourth quarter of fiscal 2014 and net income of $148,000, or $0.01 per diluted share, on net revenues of $14.2 million in the third quarter of fiscal 2015, ended December 31, 2014. Gross margin was 49.6% compared to 45.7% in the prior year period and 46.7% in the preceding third quarter.

Total operating expenses in the fourth quarter of fiscal 2015 were $9.4 million, compared to $9.5 million in the fourth quarter of fiscal 2014 and $7.3 million in the preceding third quarter. Research and development expenses were $3.0 million, compared to $4.4 million in the prior year period and $2.9 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were up substantially year-over-year to $6.3 million compared to $5.1 million in the quarter ended March 31, 2014, and up sequentially from $4.5 million in the preceding quarter.

Litigation-related expenses in the fourth quarter of fiscal 2015 were $3.5 million, up from $1.8 million in the previous quarter and up from $2.6 million in the same period a year ago.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted "Our net revenues for the fourth quarter were within the range of the guidance that we had provided earlier in the quarter, and -- as in the prior quarter -- our gross margin came in well above our guidance and well above our operating model at 49.6%, fueled by a very favorable mix of higher margin products. However, as in prior quarters, we continued to see slowness in the telecommunications and networking markets and continued weak sales in Asia. Also, we again incurred substantial litigation-related expenses during the quarter, as our pending patent infringement litigation and antitrust lawsuit against Cypress continued and discovery ramped up in an unrelated case in which we are the plaintiff. That said, looking forward to fiscal 2016, we expect to maintain our leadership position in the high speed SRAM segment, and we look forward to expanding into the low-latency DRAM space as shipments of our initial LLDRAMs increase during the year."

Sales to Alcatel-Lucent were $3.6 million, or 27.4% of net revenues, during the fourth quarter, compared to $3.2 million, or 22.8% of net revenues, in the prior quarter and $2.5 million, or 19.7% of net revenues, in the same period a year ago. Fourth-quarter direct and indirect sales to Cisco Systems were $1.4 million, or 10.6% of net revenues, compared to $2.0 million, or 13.9% of net revenues of net revenues, in the prior quarter, and $2.2 million, or 17.1% of net revenues, in the same period a year ago. Military/defense sales were 17.9% of shipments compared to 24.3% of shipments in the prior quarter and 16.0% of shipments in the comparable period a year ago. SigmaQuad sales were 44.7% of shipments compared to 40.7% in the prior quarter and 45.1% in the fourth quarter of fiscal 2014.

Fourth-quarter fiscal 2015 operating loss was $(2.9 million), compared to operating losses of $(654,000) in the prior quarter and $(3.6 million) a year ago. The fourth-quarter fiscal 2015 net loss included interest and other income of $104,000 and a tax benefit of $43,000, compared to $80,000 in interest and other income and a tax provision of $1.9 million a year ago; in the preceding quarter, net loss included interest and other income of $101,000 and a tax benefit of $701,000.

Total fourth-quarter pre-tax stock-based compensation expense was $544,000 compared to $390,000 in the prior quarter and $584,000 in the comparable quarter a year ago.

At March 31, 2015, the Company had $59.0 million in cash, cash equivalents and short-term investments, $21.7 million in long-term investments, $66.2 million in working capital, no debt, and stockholders' equity of $96.4 million.

Stock Repurchase Program

Our Board of Directors has authorized us to repurchase, at management's discretion, shares of our common stock. On August 20, 2013, the Board increased the dollar value of shares that may be repurchased by $10 million. Under the repurchase program, we may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended March 31, 2015, we repurchased 542,540 shares at an average cost of $5.36 per share for a total cost of $2.9 million. To date, the Company has repurchased a total of 8,728,538 shares at an average cost of $5.33 per share at a total cost of $46.5 million, including 3,846,153 shares acquired for purchase, at a purchase price of $6.50 per share, under a modified "Dutch auction" self-tender offer completed in August 2014. At March 31, 2015, management was authorized to repurchase additional shares of our common stock with a value of up to $8.5 million under the repurchase program.

Outlook for First Quarter of Fiscal 2016

Looking forward to the first quarter of fiscal 2016, we currently expect net revenues to be in the range of $13.0 million to $14.0 million. We expect gross margin of approximately 48% to 50% in the first quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2015 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, May 7, 2015. To listen to the teleconference, please call toll-free 877-856-1956 approximately 10 minutes prior to the above start time and provide Conference ID 5226757. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; the patent infringement litigation currently pending against the Company; and the litigation-related expenses associated with the defense of that litigation and the prosecution of other litigation in which the Company is involved, which have been and continue to be substantial and which fluctuate significantly from quarter to quarter. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (Unaudited)

                             Three Months Ended         Twelve Months Ended
                      -------------------------------  --------------------
                      March 31,   Dec. 31,  March 31,  March 31,  March 31,
                         2015       2014       2014       2015       2014
                      ---------  ---------  ---------  ---------  ---------

Net revenues          $  13,063  $  14,227  $  12,847  $  53,498  $  58,579
Cost of goods sold        6,590      7,577      6,973     28,375     32,469
                      ---------  ---------  ---------  ---------  ---------

Gross profit              6,473      6,650      5,874     25,123     26,110
                      ---------  ---------  ---------  ---------  ---------

Operating expenses:

  Research &
   development            3,048      2,850      4,382     11,917     13,110
  Selling, general and
   administrative         6,302      4,454      5,104     19,247     18,814
                      ---------  ---------  ---------  ---------  ---------
    Total operating
     expenses             9,350      7,304      9,486     31,164     31,924
                      ---------  ---------  ---------  ---------  ---------

Operating loss           (2,877)      (654)    (3,612)    (6,041)    (5,814)

Interest and other
 income, net                104        101         80        388        338
                      ---------  ---------  ---------  ---------  ---------

Loss before income
 taxes                   (2,773)      (553)    (3,532)    (5,653)    (5,476)
Provision (benefit)
 for income taxes           (43)      (701)     1,868       (675)       713
                      ---------  ---------  ---------  ---------  ---------
Net income (loss)     $  (2,730) $     148  $  (5,400) $  (4,978) $  (6,189)
                      =========  =========  =========  =========  =========

Net income (loss) per
 share, basic         $   (0.12) $    0.01  $   (0.20) $   (0.20) $   (0.23)
Net income (loss) per
 share, diluted       $   (0.12) $    0.01  $   (0.20) $   (0.20) $   (0.23)

Weighted-average
 shares used in
 computing per share
 amounts:

Basic                    23,331     23,738     27,535     25,029     27,505
Diluted                  23,331     24,325     27,535     25,029     27,505

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                             Three Months Ended         Twelve Months Ended
                      -------------------------------  --------------------
                      March 31,   Dec. 31,  March 31,  March 31,  March 31,
                         2015       2014       2014       2015       2014
                      ---------  ---------  ---------  ---------  ---------

Cost of goods sold    $     105  $      93  $     103  $     401  $     386
Research & development      232        220        244        941        970
Selling, general and
 administrative             207         77        237        735        872
                      ---------  ---------  ---------  ---------  ---------
                      $     544  $     390  $     584  $   2,077  $   2,228
                      =========  =========  =========  =========  =========

Litigation related expenses included in the Condensed Consolidated
Statements of Operations:

                             Three Months Ended         Twelve Months Ended
                      -------------------------------  --------------------
                      March 31,   Dec. 31,  March 31,  March 31,  March 31,
                         2015       2014       2014       2015       2014
                      ---------  ---------  ---------  ---------  ---------

Selling, general and
 administrative       $   3,532  $   1,804  $   2,618  $   8,598  $   8,664

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                               March 31, 2015 March 31, 2014
                                               -------------- --------------
Cash and cash equivalents                      $       36,776 $       41,520
Short-term investments                                 22,201         39,412
Accounts receivable                                     8,257          8,238
Inventory                                               8,412          8,185
Other current assets                                    2,297          5,152
Net property and equipment                              8,708          9,683
Long-term investments                                  21,740         28,819
Other assets                                              498            668
                                               -------------- --------------
Total assets                                   $      108,889 $      141,677
                                               ============== ==============

Current liabilities                            $       11,713 $       11,837
Long-term liabilities                                     780          1,462
Stockholders' equity                                   96,396        128,378
                                               -------------- --------------
Total liabilities and stockholders' equity     $      108,889 $      141,677
                                               ============== ==============

CONTACT:
GSI Technology, Inc.
Mr. Douglas M. Schirle
CFO
408-331-9802

Hayden IR
Mr. Dave Fore or Mr. Brett Maas
206-395-2711